EXHIBIT 99.1

April 25, 2011 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2011, of $2,033,000, representing an increase of $127,000, or 6.7 percent, from the same period the prior year.  Earnings per share for the first quarter of 2011 were $.51, up 6.3 percent from the $.48 earned the first quarter of 2010.  Return on average assets and return on average equity was .88 percent and 12.02 percent, respectively, for the first quarter of 2011, versus .90 percent and 11.57 percent, respectively, for the same period the prior year.

For the first quarter of 2011, net interest income increased $594,000, or 6.9 percent, from the same period last year.  The increase was primarily attributable to a greater decrease in interest expense than interest income.  Comparing the first quarter of 2011 to the first quarter of 2010, interest expense decreased $797,000, or 22.0 percent, and interest income decreased $203,000, or 1.7 percent.  Contributing to higher net interest income was the growth in average earning assets, which grew nearly $75 million, or 9.2 percent, primarily in short-term assets.  The growth in short-term assets was related to the clearing of tax refunds for a tax software provider during the first quarter.  During the short time we held such refunds, constituting noninterest-bearing deposits, we increased our deposits at the Federal Reserve.  However, the balances carried at the Federal Reserve only earn approximately .25 percent, which had a negative impact on our net interest margin.  The net interest margin for the three months ended March 31, 2011 was 4.25 percent, compared to 4.34 percent for the same period the prior year.  Even though the tax processing contributed to a lower net interest margin, it significantly increased noninterest income due to the collection of per item fees.  Furthermore, management considers our current net interest margin to be strong.

For the three months ended March 31, 2011, management provided $2,944,000 to the allowance for loan losses, an increase of $2,023,000 from the same period the prior year.  The higher provision expense was related to higher charge-offs and a corresponding increase in general allocations for loan losses.  For the three months ended March 31, 2011, net charge-offs were up $3,937,000 from the same three-month period in 2010.  During the first quarter, management charged off $3,839,000 on one impaired loan relationship, of which $2,906,000 had been previously identified and specifically allocated for in the allowance for loan losses.  However, due to the further deterioration of collateral values associated with the loan relationship, an additional impairment charge of $933,000 was recognized in the first quarter.  In addition, the higher net charge-offs had a corresponding impact on our average historical loss factor for commercial loans, which requires higher general allocations for loan losses going forward.  The ratio of nonperforming loans to total loans at March 31, 2011 of .77 percent was down from the 1.27 percent at March 31, 2010, and was stable from the .78 percent at December 31, 2010.  Since the commercial loan relationship discussed above was not past due, the charge off did not have an impact on the ratio of nonperforming loans to total loans.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2011 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.28 percent of total loans at March 31, 2011, compared to 1.46 percent at December 31, 2010 and 1.35 percent at March 31, 2010.  The decrease in the allowance for loan losses from year end was primarily related to the charge off of specific allocations.

       For the first quarter of 2011, noninterest income totaled $3,659,000, an increase of $1,794,000, or 96.2 percent, from the first quarter of 2010.  Contributing to the increase was the significant growth in transaction volume in processing tax refund payments for a tax software provider.  For the 2011 tax season, the tax software provider was able to expand the number of tax preparers utilizing their software.  With the growth in transaction volume, the associated fee income increased $1,624,000, or more than 250%, from the 2010 first quarter.  Also contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $90,000, or 42.9 percent, from the 2010 first quarter.  Lastly, a decrease of $116,000 in loss on sale of other real estate owned contributed to higher noninterest income.  Overall, management was pleased with the revenue growth derived from the utilization of technology, which enhances efficiency.

Noninterest expense totaled $7,098,000 for the first quarter of 2011, an increase of $217,000, or 3.2 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, contributed $131,000 to the increase.  In addition, the Company’s FDIC insurance expense increased $68,000.  The total of all remaining noninterest expense categories increased only $18,000 from the prior year first quarter.  The limited growth in noninterest expense reflects management’s efforts to control expenditures.

“I am certainly pleased with the $2,033,000 in net income for the first quarter of 2011, representing a 6.7% increase from the same time period in 2010,” stated Jeffrey E. Smith, Chairman and CEO.  “We enjoyed positive net interest income growth of nearly 7%, while maintaining positive nonperforming loan and nonperforming asset metrics at .77% and 1.07%, respectively.  However, continued analysis of our lending portfolios indicates recurringweakness in collateral values and repayment potential of our borrowers.  Consequently, recognition of additional impairment amounts and higher net charge-offs required a $2,023,000 increase in the provision for loan losses for the quarter ended March 31, 2011 compared to the same period in 2010.  Our lenders and collectors continue to work diligently with borrowers who work with us to arrive at mutually beneficial repayment plans; however, the economies in rural America have yet to see the recovery about which we read in the business press.  We were pleased with the continued use of technology which permitted significant growth in tax refund processing volume as fee income increased $1,624,000 for the first quarter of 2011 compared to the same period in 2010.  The increased volume generated higher short-term Federal Reserve interest earning balances; and we enjoyed growth in fee income of $90,000 from processing of debit and credit card transactions from new incentive programs rewarding customer use of electronic payments.  On balance, we will continue to work with borrowers who evidence both attitudes and actions that move both the customer and the institution in a desirable direction.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained  in  this earnings  release which  are  not  statements of historical  fact constitute  forward-looking statements  within the  meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2011	2010
PER SHARE DATA
Earnings per share	$0.51	$0.48
Dividends per share	$0.21	$0.21
Book value per share	$17.36	$16.93
Dividend payout ratio (a)	41.33%	43.89%
Weighted average shares outstanding	4,000,056	3,984,009

PERFORMANCE RATIOS
Return on average equity	12.02%	11.57%
Return on average assets	0.88%	0.90%
Net interest margin (b)	4.25%	4.34%
Efficiency ratio (c)	54.73%	65.10%
Average earning assets (in 000's)	$887,972	$813,041

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended
(in $000's)	March 31,
	2011	2010
Interest income:
Interest and fees on loans	$11,299	$11,436
Interest and dividends on securities	726	792
Total interest income	12,025	12,228
Interest expense:
Deposits	2,356	2,905
Borrowings	466	714
Total interest expense	2,822	3,619
Net interest income	9,203	8,609
Provision for loan losses	2,944	921
Noninterest income:
Service charges on deposit accounts	540	556
Trust fees	59	61
Income from bank owned life insurance	179	179
Mortgage banking income	77	75
Electronic refund check / deposit fees	2,268	644
Debit / credit card interchange income	300	210
Gain (loss) on sale of other real estate owned	5	(111)
Other	231	251
Total noninterest income	3,659	1,865
Noninterest expense:
Salaries and employee benefits	4,023	3,892
Occupancy	426	414
Furniture and equipment	280	292
FDIC insurance	327	259
Data processing	236	204
Other	1,806	1,820
Total noninterest expense	7,098	6,881
Income before income taxes	2,820	2,672
Income taxes	787	766
NET INCOME	$2,033	$1,906

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share and per share data)	March 31,	December 31,
	2011	2010
ASSETS
Cash and noninterest-bearing deposits with banks	$11,011	$8,979
Interest-bearing deposits with banks	75,091	50,772
Total cash and cash equivalents	86,102	59,751
Securities available for sale	91,708	85,839
Securities held to maturity
(estimated fair value: 2011 - $20,806; 2010 - $21,198)	21,467	22,178
Federal Home Loan Bank stock	6,281	6,281
Total loans	631,040	641,322
Less: Allowance for loan losses	(8,052)	(9,386)
Net loans	622,988	631,936
Premises and equipment, net	9,686	9,738
Other real estate owned	4,526	4,403
Accrued income receivable	2,792	2,704
Goodwill	1,267	1,267
Bank owned life insurance	19,940	19,761
Prepaid FDIC insurance	2,268	2,576
Other assets	5,263	5,080
Total assets	$874,288	$851,514

LIABILITIES
Noninterest-bearing deposits	$131,956	$91,949
Interest-bearing deposits	594,769	602,832
Total deposits	726,725	694,781
Securities sold under agreements to repurchase	29,972	38,107
Other borrowed funds	24,518	27,743
Subordinated debentures	13,500	13,500
Accrued liabilities	10,140	9,255
Total liabilities	804,855	783,386

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 2011 and 2010 - 4,659,795 shares issued)	4,660	4,660
Additional paid-in capital	33,003	33,003
Retained earnings	47,153	45,960
Accumulated other comprehensive income	329	217
Treasury stock, at cost (2011 and 2010 - 659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	69,433	68,128
Total liabilities and shareholders' equity	$874,288	$851,514